Exhibit 99.1

CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Receipt of
NASDAQ Panel Decision to Delist Common Stock
LEXINGTON, Mass. — May 13, 2009 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, announced today that it has received notification that the NASDAQ Listing Qualifications Panel has determined to delist the company’s common stock from The NASDAQ Stock Market, effective with the open of the market on Thursday, May 14, 2009. The delisting is the result of the company’s failure to evidence a $35 million market value of listed shares for its common stock for 10 consecutive trading days or to regain compliance with one of the alternative listing criteria, including a shareholders’ equity of at least $2.5 million.
EPIX intends for its common stock to be eligible for trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (FINRA), effective with the open of the market on Thursday, May 14, 2009. The company’s shares are expected to trade under the symbol EPIX.OB.
About the OTCBB
The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An over-the-counter equity security generally is any equity that is not listed or traded on a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs. More information is available at http://www.otcbb.com.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development (see www.trialforAD.com) to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.

This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, expectations concerning the delisting of our common stock from The NASDAQ Stock Market and the eligibility of our common stock for trading on the Over-the-Counter Bulletin Board. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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